EXHIBIT (a)(5)

Form of Confirmation
of Election

Name
ID
Date
Time
This message confirms your elections regarding your eligible option grant(s) under the Option Exchange Program. Your election(s) are summarized in the table below and supercede all previous election(s). Your election(s) will be final unless you change them prior to the Expiration of the Offering Period (currently scheduled for 2 pm PDT on July 3, 2003). There will be no exceptions to this policy. Please retain this email as your written confirmation of your election(s).
Option Number	Exchanged Status